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CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Common Stock, $0.01 par value per share	4,300,000	$49.00	$210,700,000	$21,217.49

(1)
Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-212975

Prospectus Supplement
(To Prospectus Dated August 8, 2016)

3,750,000 Shares

Common Stock

We are selling 3,750,000 shares of our common stock in this offering.

Shares of our common stock are listed for trading on the New York Stock Exchange under the symbol "BGS." As of August 8, 2016, there are 62,656,314 shares of our common stock outstanding.

On August 5, 2016, the closing price of our common stock on the New York Stock Exchange was $51.07 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-17 of this prospectus supplement. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to B&G Foods (Before Expenses)
Per Share	$49.00	$0.96	$48.04
Total	$183,750,000	$3,600,000	$180,150,000

We have granted to the underwriters the option to purchase up to an additional 550,000 shares. The underwriters can exercise this right at any time within 30 days after this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about August 12, 2016.

Barclays	RBC Capital Markets	BofA Merrill Lynch

The date of this prospectus supplement is August 9, 2016

PROSPECTUS SUPPLEMENT

PROSPECTUS

        This document is in two parts. The first part is this prospectus supplement, which describes, adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement controls.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us, or on any information to which we have referred you. We have not authorized

S-i

anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or sale is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock. Our financial condition, results of operations and business prospects may have changed since those dates.

        The terms "B&G Foods," "our," "we" and "us," as used in this prospectus supplement, refer to B&G Foods, Inc. and its wholly owned subsidiaries, except where it is clear that the term refers only to the parent company.

        Throughout this prospectus supplement, we refer to our fiscal years ended December 31, 2011, December 29, 2012, December 28, 2013, January 3, 2015 and January 2, 2016 as "fiscal 2011," "fiscal 2012," "fiscal 2013," "fiscal 2014" and "fiscal 2015," respectively.

TRADEMARKS

        Ac'cent®, All Fruit®, B&G®, B&M®, Bagel Crisps®, Baker's Joy®, Bear Creek Country Kitchens®, Brer Rabbit®, Canoleo®, Cary's®, Cream of Rice®, Cream of Wheat®, Devonsheer®, Don Pepino®, Grandma's®, Green Giant®, JJ Flats & Design®, Joan of Arc®, Las Palmas®, Le Sueur®, Mama Mary's®, Maple Grove Farms of Vermont®, Molly McButter®, Mrs. Dash®, New York Flatbreads®, New York Style®, Old London & Design®, Original Tings Crunch On & Design®, Ortega®, Panetini®, Pirate's Booty®, Polaner®, Regina®, Sa-Son Ac'cent®, Sclafani®, Smart Puffs®, Spring Tree®, Static Guard®, Sugar Twin®, Trappey's®, TrueNorth®, Underwood®, Vermont Maid® and Wright's® are registered trademarks of our company or one of our subsidiaries, and Bloch & Guggenheimer™, MacDonald's™, Red Devil™ , and Sa- són™ are trademarks of our company or one of our subsidiaries.

        Emeril's® is a registered trademark of MSLO Shared IP Sub LLC used under license by our company.

        Crock-Pot® is a registered trademark of Sunbeam Products, Inc. used under license by our company.

        All other trademarks used in this prospectus supplement are trademarks or registered trademarks of their respective owners.

S-ii

SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus supplement and should be read together with the more detailed information and financial data and statements contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

 Our Company

Overview

        We manufacture, sell and distribute a diverse portfolio of high quality, shelf-stable and frozen foods across the United States, Canada and Puerto Rico. Many of our branded products have leading regional or national market shares. Our business is characterized by a stable and growing revenue base from our existing product portfolio and is augmented by acquisitions of highly attractive, shelf-stable and frozen brands. On a consolidated basis, our operating income margin is among the highest in the packaged food industry. Additionally, we generate strong cash flows as a result of our attractive margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. We believe that these characteristics enable our company to be a leader in successfully achieving sales growth for shelf-stable and frozen branded products and executing an aggressive, disciplined acquisition strategy.

        B&G Foods, including our subsidiaries and predecessors, has more than 120 years of experience in the marketplace. We have a well established sales, marketing and distribution infrastructure that enables us to sell our products in all major U.S. food distribution channels. These channels include supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, non-food outlets, such as drug store chains and dollar stores, specialty distributors and military commissaries. We have developed and leveraged this infrastructure through our acquisition of more than 40 high quality brands since 1996. Our history includes a number of acquisitions of non-core brands from large, global packaged food companies, such as the B&M, Underwood, Ac'cent, Joan of Arc, Sa-són Ac'cent and Las Palmas brands from Pillsbury in 1999, the Ortega brand from Nestlé in 2003, the Grandma's Molasses brand from Cadbury Schweppes in 2006, the Cream of Wheat and Cream of Rice brands from Kraft in 2007, the Mrs. Dash, Sugar Twin, Baker's Joy, Molly McButter and Static Guard brands from Unilever in 2011, the New York Style, Old London, Devonsheer and JJ Flats brands from Chipita America in 2012 and the Green Giant and Le Sueur brands from General Mills in 2015. Based on our demonstrated record of successful acquisitions, we believe that we are well-positioned as a strategic acquirer of non-core brands from large, global packaged food companies. We have also successfully acquired businesses from smaller, private companies, as well as private equity and individual sellers, including most recently Spartan Foods of America, Inc., and related entities, including the Mama Mary's brand, from Linsalata Capital Partners and certain other sellers in 2015; Specialty Brands of America, including the Bear Creek Country Kitchens, Spring Tree, Cary's, MacDonald's, New York Flatbreads and Canoleo brands, from affiliates of American Capital in 2014; Pirate Brands, including the Pirate's Booty, Smart Puffs and Original Tings brands, from affiliates of VMG Partners and Driven Capital Management and certain other entities and individuals in 2013; and the TrueNorth brand from DeMet's Candy Company in 2013.

Our Competitive Strengths

        We believe that our success in the packaged food industry and our financial results are due in large part to the following competitive strengths:

        Portfolio of high-margin brands with leading market positions in key growth segments.    We are focused on operating smaller, high-margin brands. We have assembled a diverse portfolio of brands consisting primarily of niche or specialty products with strong market positions and high operating income margins. Several of our brands compete in categories that benefit from positive consumer spending trends. For example, our Green Giant and Le Sueur brands compete in a category well-positioned to benefit from the health and wellness trend, our Pirate Brands products compete in the better-for-you snacks segment, and our Ortega, Las Palmas and Sa-són Ac'cent brands compete in the U.S. Mexican and Hispanic market segment. We believe that our diverse product portfolio provides a strong platform to capture growth in the packaged food industry and to generate strong profitability and significant cash flows while mitigating the financial impact of competitive pressure or commodity cost increases in any single brand or product.

        Well-developed and proven acquisition platform.    We believe that our focus branded products, favorable relationships with retailers, operations and marketing expertise and leading acquisition integration capabilities allow us to be highly successful in growing our product and brand portfolio. We have acquired and successfully integrated over 40 brands since 1996. We seek to acquire shelf-stable and frozen food brands with leading market positions, identifiable growth opportunities and high and sustainable margins that will add to our cash flows and return on capital. Our focus on shelf-stable and frozen branded products allows us to drive attractive profitability and gain efficiencies from our sales and distribution and general and administrative systems. We believe that our acquisition expertise and ability to integrate businesses quickly lead to successful expansion of acquired brands and the realization of significant cost synergies. As a result, we believe that we are an acquirer preferred by large, global packaged food companies for their non-core brands. We have successfully completed acquisitions from sellers such as General Mills, Chipita America, Unilever, Kraft, Cadbury Schweppes, Nestlé, Pillsbury and Nabisco. Our acquisitions of the Green Giant, Mama Mary's, Pirate's Booty, Bear Creek Country Kitchens, Mrs. Dash, Cream of Wheat and Ortega brands are examples of our ability to acquire leading shelf-stable brands with high profitability from large packaged food companies and private investors.

        Track record of new product introductions.    We have demonstrated the ability to develop new products and product extensions rapidly, and we have been able to deliver these new products to our customers quickly. We have generally been able to develop these products from concept to final product and deliver these products to our customers' shelves within six months of development. We work directly with certain of our customers to implement new product introduction in markets where we expect significant growth. For example, new products we have introduced in recent years include Cream of Wheat To-Go Cups, Crock-Pot Seasoning Mixes, No Salt Added Joan of Arc Kidney Beans, Bear Creek Country Kitchens Dry Soup Mix Bowls, Ortega Reduced Sodium Taco Seasoning, Ortega Chipotle Taco Sauce, Ortega Street Taco Kits, Ortega 6-Inch Flour and Whole Wheat Tortillas, Ortega Whole Grain Corn Taco Shells and Ortega Fiesta Flats Flat Bottom Taco Shells.

        Diversity of customers and distribution channels.    We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, warehouse clubs, wholesalers, food service accounts, specialty distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. We have strong, long standing, national relationships with all our major customers. Our customers include Wal-Mart, Kroger, C&S Wholesale Grocers, Supervalu, Publix, Wakefern, Cracker Barrel, Costco, Target, Sysco and Safeway. The breadth of our multiple-channel sales and distribution system allows us to capitalize on above-average growth trends within certain of these distribution channels and expand distribution of acquired brands. Our diverse distribution channels have also contributed to our ability to maintain a broad customer base, with sales to our ten largest customers accounting for 56.9% of our net sales for the first two quarters of 2016.

        Strong cash flow generation.    We have generated significant cash flows from our operations. Beginning with fiscal 2011 through the first two quarters of 2016, we have generated cumulative net cash provided by operating activities of $715.7 million. Our strong financial performance is a result of our attractive operating income margins, efficient working capital management, modest capital expenditure requirements and tax efficiencies achieved through our acquisitions. Our business continues to be positioned to generate strong cash flows.

        Experienced management team with proven track record.    Our management team has extensive food industry experience and long standing experience managing our company in a highly competitive environment. Our chief executive officer has been with us 33 years. In addition, in March 2015 our management team was joined by a new chief financial officer, who has strong senior leadership, public company finance, and mergers and acquisitions experience. Most of our other executive officers have many years of experience with B&G Foods or otherwise within the industry. Our management team has acquired and integrated over 40 brands successfully since 1996 and has developed and implemented a business strategy which has enabled us to become a highly successful manufacturer and distributor of a diverse portfolio of shelf-stable and frozen branded products.

Growth Strategy

        Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of shelf-stable and frozen branded products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives:

        Expand brand portfolio with acquisitions of complementary branded businesses.    We intend to continue expanding our brand portfolio by acquiring shelf-stable and frozen brands with leading market positions, strong brand equity, distribution expansion opportunities and compelling cost efficiencies at attractive valuations. We believe we can continue our track record of building and improving acquired brands post-acquisition through increased management focus and integration into our well-established manufacturing, sales, distribution and administrative infrastructure. We believe we are well-positioned as a preferred acquirer to capitalize on the trend of large packaged food companies divesting smaller, non-core, yet profitable, brands to increase their focus on their large, global brands.

        Continue to develop new products and deliver them to market quickly.    We intend to continue to leverage our new product development capability and our sales and distribution breadth to introduce new products and product extensions. Our management has demonstrated the ability to launch new products quickly. Examples of the new products we have introduced in recent years are listed above under "Our Competitive Strengths—Track record of new product introductions."

        Leverage our multiple-channel sales and distribution system.    Our multiple-channel sales and distribution system allows us to capitalize on growth opportunities through the quick and efficient introduction of new and acquired products to our customers. We continue to strengthen our sales and distribution system in order to realize distribution economies of scale and provide an efficient, national platform for new products by expanding distribution channels, enlarging geographic reach, more effectively managing trade spending, improving packaging and introducing line extensions.

        Continue to focus on higher growth distribution channels and customers.    We sell our products through all major U.S. food distribution channels, including supermarkets, mass merchants, wholesalers, food service accounts, warehouse clubs, specialty distributors, military commissaries and non-food outlets such as drug store chains and dollar stores. Our distribution breadth allows us to benefit from high growth channels such as mass merchants, warehouse and club stores, specialty distributors, convenience stores, drug stores, vending machines and food services. We intend to continue to create products specific to our higher growth distribution channels and customers.

History

        B&G Foods, including our subsidiaries and predecessors, has been in business for more than 120 years. Our company has been built upon a successful track record of both organic and acquisition-related growth. We have acquired more than 40 brands since 1996, demonstrating our ability to acquire, integrate and grow branded products.

        The table below includes some of the acquisitions we have completed in recent years:

Date	Acquisition
November 2011	Acquisition of the Mrs. Dash, Baker's Joy, Sugar Twin, Static Guard and Molly McButter brands from Conopco, Inc. dba Unilever United States, Inc.
October 2012	Acquisition of the New York Style, Devonsheer, JJ Flats and Old London brands from Chipita America, Inc.
May 2013	Acquisition of the TrueNorth brand from DeMet's Candy Company.
July 2013	Acquisition of Pirate Brands, LLC, including the Pirate's Booty, Smart Puffs and Original Tings brands from affiliates of VMG Partners and Driven Capital Management, and certain other entities and individuals.
April 2014	Acquisition of Specialty Brands of America, Inc. and related entities, including the Bear Creek Country Kitchens, Spring Tree, Cary's, MacDonald's, New York Flatbreads and Canoleo brands, from affiliates of American Capital, Ltd.
July 2015	Acquisition of Spartan Foods of America, Inc., and related entities, including the Mama Mary's brand from Linsalata Capital Partners and certain other sellers.
November 2015	Acquisition of the Green Giant and Le Sueur brands from General Mills, Inc.

Products and Markets

        The following is a brief description of our brands and product lines:

Brand	Year Originated	Description
Green Giant and Le Sueur	1903	• For more than 100 years, the Green Giant and Le Sueur vegetables have been grown and picked at the peak of perfection in the Valley of the Jolly Green Giant • Shelf-stable and frozen vegetables

Ortega	1897	• Taco shells, tortillas, seasonings, dinner kits, taco sauces, peppers, refried beans, salsas and related food products

Pirate Brands	1987

•

Baked, trans fat free and gluten free snack products such as Pirate's Booty, Smart Puffs and Original Tings

•

In 2014, introduced several varieties of Pirate's Booty Mac & Cheese made with organic pasta and real cheese

Maple Grove Farms of Vermont	1915	• A leading brand of pure maple syrup • Also includes gourmet salad dressings, sugar free syrups, marinades, fruit syrups, confections, pancake mixes and organic products

Brand	Year Originated	Description
Mrs. Dash	1983

•

The original brand in salt-free seasonings; available in more than a dozen blends

•

Also offers salt-free marinades

•

The brand essence of Mrs. Dash, "Salt-Free, Flavor-Full," resonates with consumers and underscores the brand's commitment to provide "better-for-you" products that fulfill consumers' expectations for taste

Cream of Wheat	1893

•

One of the most trusted and widely recognized brands of hot cereals sold in the United States

•

Cream of Wheat is available in Original, Whole Grain and Maple Brown Sugar stove top, and also in instant packets and cups of original and other flavors

•

Cream of Rice is a gluten-free rice-based hot cereal

Bear Creek Country Kitchens	1992	• The leading brand of hearty dry soups in the United States. Also offers a line of savory pasta dishes and hearty rice dishes

Mama Mary's	1986	• A leading brand of shelf-stable pizza crust • Also offers pizza sauces and premium gourmet pepperoni slices

Las Palmas	1922	• Authentic Mexican enchilada sauce, chili sauce and various pepper products

Polaner	1880

•

Fruit-based spreads as well as jarred wet spices such as chopped garlic and oregano

•

Polaner All Fruit is a leading national brand of fruit-juice sweetened fruit spread

•

Polaner Sugar Free is the second leading national brand of sugar free preserves

Bloch & Guggenheimer	1889	• Shelf-stable pickles, relishes, peppers, olives and other related specialty items

New York Style	1985	• Foods for snacking and entertaining, including Original Bagel Crisps, Mini Bagel Crisps, Pita Chips and Panetini Italian Toast

Brand	Year Originated	Description
Spring Tree	1976	• Pure maple syrup and sugar free syrup

TrueNorth	2008

•

TrueNorth nut cluster snacks combine freshly roasted nuts, a dash of sea salt and just a hint of sweetness. Their bite-sized shape makes them ideal for between meal snacking and on-the-go nourishment

B&M	1927	• The original brand of brick-oven baked beans and remains one of the very few authentic baked beans • Includes a variety of baked beans and brown bread

Underwood	1870	• Underwood meat spreads include deviled ham, white-meat chicken, roast beef, corned beef and liverwurst

Ac'cent	1947	• A flavor enhancer for meat preparation and is generally used on beef, poultry, fish and vegetables

Emeril's	2000	• Introduced under a licensing agreement with celebrity chef Emeril Lagasse • Pasta sauces, seasonings, cooking stocks, mustards, salsas, pepper sauces, dip mixes and cooking sprays

Trappey's	1898	• High quality peppers and hot sauces, including Trappey's Red Devil

Grandma's	1890	• Molasses offered in two distinct styles: Grandma's Original Molasses and Grandma's Robust Molasses

Don Pepino and Sclafani	1955 and 1900	• Primarily include pizza and spaghetti sauces, whole and crushed tomatoes and tomato puree

Joan of Arc	1895	• Canned beans including kidney, chili and other beans

Brand	Year Originated	Description
Old London	1932	• Old London has a wide variety of flavors available in melba toasts, melba rounds and other snacks. Old London also markets specialty snacks under the Devonsheer and JJ Flats brand names

Static Guard	1978	• The number one brand name in static elimination sprays, created the anti-static spray category

Cary's	1904	• The oldest brand of pure maple syrup in the United States. Cary's also offers sugar free syrup

Regina	1949	• Vinegars and cooking wines • Products are most commonly used in the preparation of salad dressings as well as in a variety of recipe applications, including sauces, marinades and soups

Baker's Joy	1968	• The original brand of no-stick baking spray with flour

Sugar Twin	1968	• A calorie free sugar substitute • Mainly distributed in Canada

Wright's	1895	• A seasoning that reproduces the flavor and aroma of pit smoking in meats, chicken and fish; offered in three flavors: Hickory, Mesquite and Applewood

Brer Rabbit	1907	• Mild and full-flavored molasses products and a blackstrap molasses product

Sa-són Ac'cent	1947	• A flavor enhancer used primarily for Puerto Rican and Hispanic food preparation • Offered in four flavors: Original, Coriander and Achiote, Garlic and Onion, and Tomato

New York Flatbreads	1987	• Thin, crispy, flavorful crispbread that is available in several toppings

Vermont Maid	1919	• Vermont Maid syrup is available in regular, sugar-free and sugar-free butter varieties • Mainly distributed in New England

Brand	Year Originated	Description
Molly McButter	1987	• A sprinkle, available in butter and cheese flavors

Our Corporate Information

        We are a Delaware corporation. Our corporate headquarters are located at Four Gatehall Drive, Parsippany, New Jersey 07054, and our telephone number is 973.401.6500. Our web site address is www.bgfoods.com. The information contained on our web site is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

Summary of the Offering and Our Common Stock

Issuer	B&G Foods, Inc.
Common stock to be outstanding immediately following this offering:
Shares outstanding prior to this offering	62,656,314 shares.
Shares issued in this offering	3,750,000 shares, or 4,300,000 shares if the underwriters' option to purchase additional shares of common stock is exercised in full.
Total shares outstanding following this offering	66,406,314 shares, or 66,956,314 shares if the underwriters' option to purchase additional shares of common stock is exercised in full.
NYSE symbol	BGS.
Use of Proceeds	We intend to use the proceeds from this offering for general corporate purposes, which could include, among other things, repayment of long term debt or possible acquisitions.
Voting Rights	Subject to applicable law, each outstanding share of our common stock carries one vote per share on all matters presented to the stockholders for a vote.
Dividends
We have declared and paid dividends on our common stock every quarter since our initial public offering in October 2004. We currently intend to continue paying dividends at our current dividend rate of $0.42 per share per quarter on our common stock on January 30, April 30, July 30 and October 30 of each year to holders of record on the preceding December 31, March 31, June 30 and September 30, respectively. See "Dividend Policy and Restrictions" and "Risk Factors—Risks Relating to our Securities and this Offering—You may not receive the level of dividends provided for in our dividend policy or any dividends at all."
Transfer restrictions
The shares of our common stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act), unless they are purchased by "affiliates" as this term is defined in Rule 144 under the Securities Act.
Transfer agent	Computershare is the transfer agent and registrar for our common stock.
Book-entry form
The shares of common stock offered hereby will initially be issued in book-entry form and will be represented by a global stock certificate. The shares will be fully registered in the name of a nominee of The Depository Trust Company.

        See "Description of Capital Stock" in the accompanying prospectus for a more detailed discussion of our common stock.

Risk Factors

        You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus supplement before investing in our common stock.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following summary historical and pro forma consolidated financial data should be read in conjunction with "Selected Historical Consolidated Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Data" included elsewhere in this prospectus supplement and our audited consolidated financial statements and notes to those statements incorporated by reference into this prospectus supplement. Our summary historical consolidated statement of operations data for fiscal 2013, fiscal 2014 and fiscal 2015 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. Our historical consolidated statements of operations data for the first two quarters of fiscal 2015 and the first two quarters of fiscal 2016 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Fiscal 2015 includes the results of the Green Giant business from and after November 2, 2015.

        The following unaudited pro forma statement of operations data for fiscal 2015 reflects the effect of the Green Giant acquisition and related financing transactions as if they had occurred on January 4, 2015. The unaudited pro forma consolidated financial data do not purport to represent what our results would have been if the Green Giant acquisition and the relating financing transactions had occurred at the date indicated and do not purport to represent a projection of our future results. Among other things, the unaudited pro forma consolidated financial data includes ten months of operations of the Green Giant business as part of General Mills' cost structure and reflects General Mills' corporate allocations. The unaudited pro forma consolidated financial data does not reflect what our results would have been or a projection of future results if the Green Giant business had already been integrated into our organizational structure (and accordingly our cost structure with our corporate allocations) as of January 4, 2015. Furthermore, no effect has been given in the unaudited pro forma statement of operations data for synergistic benefits, if any, that may be realized through the combination of B&G Foods and the Green Giant business or the costs that will be incurred in integrating the operations of the Green Giant business, including estimated additional capital expenditures of approximately $10.0 to $15.0 million in the aggregate expected to be incurred over the course of fiscal 2016 and fiscal 2017. The unaudited pro forma consolidated financial data included in this summary is based on the pro forma financial data included in "Unaudited Pro Forma Condensed Combined Financial Data."

					Twenty-Six Weeks Ended
	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2015	July 4, 2015	July 2, 2016
	Actual	Actual	Actual	Pro Forma	Actual	Actual
				(Unaudited)	(Unaudited)
	(In thousands, except per share data)
Consolidated Statement of Operations Data[1]:
Net sales[2]	$724,973	$848,017	$966,358	$1,419,067	$410,767	$659,354
Cost of goods sold[3]	482,050	600,246	676,794	1,029,981	281,362	433,724

Gross profit	242,923	247,771	289,564	389,086	129,405	225,630
Selling, general and administrative expenses[4]	79,043	93,033	105,939	153,985	42,045	73,524
Amortization expense[5]	9,884	12,692	11,255	13,505	5,346	6,770
Impairment of intangible assets[6]	—	34,154	—	260,000	—	5,405
Gain on change in fair value of contingent consideration[7]	—	(8,206)	—	—	—	—

Operating income (loss)	153,996	116,098	172,370	(38,404)	82,014	139,931
Interest expense, net	41,813	46,573	51,131	75,538	22,601	37,561
Loss on extinguishment of debt[8]	31,291	5,748	—	—	—	2,836
Other income[9]	—	—	—	—	—	(2,300)

Income before income tax expense (benefit)	80,892	63,777	121,239	(113,942)	59,413	101,834
Income tax expense (benefit)	28,549	22,821	52,149	(42,158)	21,098	38,387

Net income (loss)	$52,343	$40,956	$69,090	$(71,784)	$38,315	$63,447

Earnings per share data:
Weighted average basic common shares outstanding	52,998	53,658	56,585	56,585	55,193	60,823
Weighted average diluted common shares outstanding	53,182	53,747	56,656	56,656	55,241	60,988
Cash dividends declared per common share	$1.23	$1.36	$1.38	$1.38	$0.68	$0.84
Basic earnings per common share	$0.99	$0.76	$1.22	$(1.27)	$0.69	$1.04
Diluted earnings per common share	$0.98	$0.76	$1.22	$(1.27)	$0.69	$1.04

						Twenty-Six Weeks Ended
	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2015		July 4, 2015	July 2, 2016
	Actual	Actual	Actual	Pro Forma		Actual	Actual
				(Unaudited)		(Unaudited)
	(In thousands)
Other Financial Data[1]:
Adjusted EBITDA[10]	$184,005	$194,128	$217,801 [11]	$274,050	[12]	$97,320	$174,538
Net cash provided by operating activities	114,910	99,126	128,479	N/A		57,562	200,673
Capital expenditures	(14,649)	(19,025)	(18,574)	N/A		(7,413)	(13,184)
Cash payments for acquisition of businesses	(247,281)	(154,277)	(873,811)	N/A		—	—
Net cash provided by financing activities	131,828	71,619	767,444	N/A		46,975	(85,648)

				Twenty-Six Weeks Ended
	Fiscal 2013	Fiscal 2014	Fiscal 2015	July 4, 2015	July 2, 2016
	Actual	Actual	Actual	Actual	Actual
	(In thousands)			(Unaudited)
Consolidated Balance Sheet Data (at end of period)[1]:
Cash and cash equivalents	$4,107	$1,490	$5,246	$98,540	$107,568
Total assets	1,466,582	1,632,165	2,543,620	1,734,903	2,556,458
Long-term debt, including current portion	853,124	1,008,669	1,731,521	984,447	1,547,139
Total stockholders' equity	$378,363	$337,995	$457,685	$465,961	$622,457

1
We completed the TrueNorth acquisition from DeMet's Candy Company on May 6, 2013. We completed the Pirate Brands acquisition from affiliates of VMG Partners and Driven Capital Management, and certain other entities and individuals, on July 8, 2013. We completed the Rickland Orchards acquisition from Natural Instincts LLC on October 7, 2013. We completed the Specialty Brands acquisition from affiliates of American Capital, Ltd., and certain individual sellers, on April 23, 2014. We completed the Mama Mary's acquisition from Linsalata Capital Partners, and certain other sellers, on July 10, 2015. We completed the Green Giant acquisition from General Mills, Inc. on November 2, 2015. Each of these acquisitions has been accounted for using the acquisition method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired business are included in our consolidated financial statements from the date of acquisition.

2
Fiscal 2013 and 2015 each contained 52 weeks and fiscal 2014 contained 53 weeks. Net sales for fiscal 2014 and fiscal 2015 were negatively impacted by $4.1 million and $1.2 million, respectively, of customer refunds, net of insurance recoveries, related to our November 2014 voluntary recall of certain Ortega and Las Palmas products.

3
Cost of goods sold for fiscal 2014 includes $8.2 million of inventory write-off and other cost of goods sold charges, net of insurance recoveries, related to the Ortega and Las Palmas recall and a $4.5 million loss on disposal of inventory related to the impairment of Rickland Orchards. Cost of goods sold for fiscal 2015 includes $6.1 million of amortization of acquisition-related inventory fair value step-up (for certain Green Giant inventory acquired and sold during the period) and $0.5 million of charges, net of insurance recoveries, related to the Ortega and Las Palmas recall. Cost of goods sold for the first two quarters of 2016 includes $3.1 million of amortization of acquisition-related inventory fair value step-up (for certain Green Giant inventory acquired and sold during the period) and a $0.8 million loss on disposal of inventory related to the impairment of Rickland Orchards.

4
Selling, general and administrative expenses for fiscal 2013 include $5.9 million of acquisition-related expenses for the Rickland Orchards, TrueNorth and Pirate Brands acquisitions partially offset by a gain of $1.5 million relating to a legal settlement. Selling, general and administrative expenses for fiscal 2014 include $7.3 million of acquisition-related expenses for the Specialty Brands, Rickland Orchards and Pirate Brands acquisitions and $0.5 million of administrative expenses, net of insurance recoveries, related to the Ortega and Las Palmas recall. Selling, general and administrative expenses for fiscal 2015 include $6.1 million of acquisition-related expenses for the Green Giant and Mama Mary's acquisitions, $2.7 million of distribution restructuring expenses and $0.2 million of administrative expenses, net of insurance recoveries, related to the Ortega and Las Palmas recall.

5
Amortization expense includes the amortization of customer relationships, amortizable trademarks and other intangible assets acquired in the Green Giant, Mama Mary's, Specialty Brands, Rickland Orchards, Pirate Brands, TrueNorth and prior acquisitions.

6
Impairment of intangible assets for fiscal 2014 includes a $26.8 million loss for the impairment of amortizable trademarks and a $7.4 million loss for the impairment of customer relationship intangibles, both relating to Rickland Orchards.

During the second quarter of 2016, we discontinued the Rickland Orchards brand because there was not sufficient demand to warrant continued production. Accordingly, we wrote off the related intangible assets and recorded non-cash impairment charges to amortizable trademarks and customer relationship intangibles of $4.5 million and $0.9 million, respectively.

We also recorded a charge to cost of goods sold of approximately $0.8 million in connection with the write-off of raw material and finished goods inventory for the Rickland Orchards brand.

7
In addition to the base purchase price consideration paid at closing, the acquisition agreement for Rickland Orchards requires that we pay additional purchase price earn-out consideration contingent upon the achievement of revenue growth targets for fiscal 2014, 2015 and 2016. At the time of acquisition, we established the fair value of the contingent consideration using revenue growth targets meant to achieve operating results in excess of base purchase price acquisition model assumptions. As required, at June 28, 2014 we remeasured the fair value of the contingent consideration using actual operating results through June 28, 2014 and revised forecasted operating results for the remainder of fiscal 2014, 2015 and 2016, and reduced the probability of achievement and the fair value of the contingent consideration to zero. This resulted in a non-cash gain of $8.2 million that is included in gain on change in fair value of contingent consideration in fiscal 2014.

8
Loss on extinguishment of debt for fiscal 2013 includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million. Loss on extinguishment of debt for fiscal 2014 includes the write-off of deferred debt financing costs of $5.4 million and the write-off of unamortized discount of $0.3 million in connection with the termination of our prior credit agreement and the repayment of all outstanding obligations thereunder. Loss on extinguishment of debt for the first two quarters of 2016 includes the write-off of deferred debt financing costs and unamortized discount of $2.2 million and $0.6 million, respectively, relating to the repayment of $40.1 million aggregate principal amount of our tranche A term loans and $109.9 million aggregate principal amount of our tranche B term loans.

9
Other income for the first two quarters of 2016 includes remeasurement of monetary assets denominated in a foreign currency into U.S. dollars of $2.3 million.

10
EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows. We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (8) above). We define adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales; and distribution restructuring expenses. Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs, loss on product recalls and distribution restructuring expenses because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures. As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income or net income (loss) or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity's ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity's profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses, income taxes, intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs, loss on product recalls and distribution restructuring expenses. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

  The following is a reconciliation of EBITDA and adjusted EBITDA to net income for the periods presented:

					Twenty-Six Weeks Ended
	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2015	July 4, 2015	July 2, 2016
	Actual	Actual	Actual	Pro Forma	Actual	Actual
				(Unaudited)	(Unaudited)
	(In thousands)
Net income (loss)	$52,343	$40,956	$69,090	$(71,784)	$38,315	$63,447
Income tax expense (benefit)	28,549	22,821	52,149	(42,158)	21,098	38,387
Interest expense, net	41,813	46,573	51,131	75,538	22,601	37,561
Depreciation and amortization	24,077	27,434	28,653	41,803	13,376	18,158
Loss on extinguishment of debtA	31,291	5,748	—	—	—	2,836

EBITDA	178,073	143,532	201,023	3,399	95,390	160,389
Acquisition-related expenses	5,932	7,315	6,118	6,118	62	3,931
Amortization of acquisition-related inventory step-upB	—	—	6,127	—	—	3,074
Impairment of intangible assetsB	—	34,154	—	260,000	—	5,405
Loss on disposal of inventoryC	—	4,535	—	—	—	791
Loss on product recall, net of insurance recoveriesD	—	12,798	1,868	1,868	1,868	—
Distribution restructuring expensesE	—	—	2,665	2,665	—	948
Gain on change in fair value of contingent considerationF	—	(8,206)	—	—	—	—

Adjusted EBITDA	$184,005	$194,128	$217,801	$274,050	$97,320	$174,538

A
See note 8 in Summary Historical and Pro Forma Consolidated Financial Data, above.

B
See note 6 in Summary Historical and Pro Forma Consolidated Financial Data, above.

C
Represents a loss on disposal of inventory related to the impairment of Rickland Orchards. See note 3 in Summary Historical and Pro Forma Consolidated Financial Data, above.

D
On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products' ingredient statements. A significant majority of the costs of this recall were incurred in the fourth quarter of fiscal 2014. The cost impact of this recall during fiscal 2015 was $1.9 million, of which $1.2 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs. The cost impact of this recall during fiscal 2014 (net of $5.0 million of insurance proceeds recovered in fiscal 2015 and not including an estimated $4.8 million of lost sales during the period of time production and distribution of the affected products were suspended) was $12.8 million, of which $4.1 million was recorded as a decrease in net sales related to customer refunds; $8.2 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges, customer fees and inventory write-offs; and $0.5 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs. The charges we recorded are based upon costs incurred to date. We do not expect any future expenses to be material. During 2015, we recovered $5.0 million of insurance proceeds.

E
Distribution restructuring expenses for fiscal 2015 includes expenses relating to our transitioning of the operations of our transitioning of the operations of our three primary shelf-stable distribution centers and a new fourth primary shelf-stable distribution center in the United States to a third party logistics provider. We expect this transition and the incurrence of related distribution restructuring expenses to be completed during the third quarter of 2016.

F
See note 7 in Summary Historical and Pro Forma Consolidated Financial Data, above.
11
Includes two months of adjusted EBITDA for Green Giant for the period from November 2, 2015 through January 2, 2016.

12
Includes ten months of operations of the Green Giant business as part of General Mills' cost structure and reflects General Mills' corporate allocations. Does not reflect what our results would have been or a projection of future results if the Green Giant business had already been integrated into our organizational structure (and accordingly our cost structure with our corporate allocations) as of January 4, 2015. The corporate allocations General Mills attributed to the Green Giant business are greater than the incremental costs that we expect to add to the Green Giant business on a go forward basis.

RISK FACTORS

        An investment in the shares of our common stock involves a number of risks. Before deciding whether to purchase the shares of common stock, you should give careful consideration to the risks discussed below and elsewhere in this prospectus supplement, including those set forth under the heading "Special Note Regarding Forward-Looking Statements" on page S-19 of this prospectus supplement, and in our filings with the Securities and Exchange Commission (SEC) that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also impair our business operations.

        Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, consolidated financial condition, results of operations or liquidity. In that case, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to our Securities and this Offering

You may not receive the level of dividends provided for in our dividend policy or any dividends at all.

        Dividend payments are not mandatory or guaranteed and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, decrease the level of dividends provided for in our dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our common stock depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions (including restrictions in our credit agreement and senior notes indenture), business opportunities, provisions of applicable law (including certain provisions of the Delaware General Corporation Law) and other factors that our board of directors may deem relevant.

        If our cash flows from operating activities were to fall below our minimum expectations (or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of our revolving credit facility to finance our working capital needs were to prove incorrect), we may need either to reduce or eliminate dividends or, to the extent permitted under our credit agreement and senior notes indenture, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, results of operations, liquidity and ability to maintain or expand our business.

Our dividend policy may negatively impact our ability to finance capital expenditures, operations or acquisition opportunities.

        Under our dividend policy, a substantial portion of our cash generated by our business in excess of operating needs, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and assets is in general distributed as regular quarterly cash dividends to the holders of our common stock. As a result, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

Our certificate of incorporation authorizes us to issue without stockholder approval preferred stock that may be senior to our common stock in certain respects.

        Our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and, in the case of preferred stock, upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future, including any preferential rights that we may grant to the holders of preferred stock. The terms of any preferred stock we issue may place restrictions on the payment of dividends to the holders of our common stock. If we issue preferred stock that is senior to our common stock in right of dividend payment, and our cash flows from operating activities or surplus are insufficient to support dividend payments to the holders of preferred stock, on the one hand, and to the holders common stock, on the other hand, we may be forced to reduce or eliminate dividends to the holders of our common stock.

Future sales or the possibility of future sales of a substantial amount of shares of our common stock or other securities convertible or exchangeable into common stock may depress the price of our common stock.

        We may issue shares of our common stock or other securities convertible or exchangeable into common stock from time to time in future financings or as consideration for future acquisitions and investments. In the event any such future financing, acquisition or investment is significant, the number of shares of our common stock or other securities convertible or exchangeable into common stock that we may issue may in turn be significant. In addition, we may grant registration rights covering shares of our common stock or other securities convertible or exchangeable into common stock, as applicable, issued in connection with any such future financings, acquisitions and investments.

        Future sales or the availability for sale of a substantial number of shares of our common stock or other securities convertible or exchangeable into common stock, whether issued and sold pursuant to our shelf registration statement or otherwise, would dilute our earnings per share and the voting power of each share of common stock outstanding prior to such sale or distribution, could adversely affect the prevailing market price of our securities and could impair our ability to raise capital through future sales of our securities. As a result you could experience a significant loss in the value of your investment.

Our certificate of incorporation and bylaws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        Our certificate of incorporation and bylaws contain certain provisions that may make it difficult for another company to acquire us and for holders of our securities to receive any related takeover premium for their securities. For example, our certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

        We intend to use the proceeds from this offering for general corporate purposes, which could include, among other things, repayment of long term debt or possible acquisitions. Our management will, however, have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our long-term operating results or enhance the value of our common stock.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference contain forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  the effects of rising costs for our raw materials, packaging and ingredients;

  •
  crude oil prices and their impact on distribution, packaging and energy costs;

  •
  our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

  •
  intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to identify new acquisitions or to integrate recent or future acquisitions or our failure to realize anticipated revenue enhancements, cost savings or other synergies;

  •
  our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

  •
  unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

  •
  the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar;

  •
  future impairments of our goodwill and intangible assets;

  •
  our sustainability initiatives and changes to environmental laws and regulations;

  •
  other factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

  •
  competitors' pricing practices and promotional spending levels;

  •
  fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated herein or therein by reference.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated herein or therein by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus supplement are based on information available to us on the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement.

        We caution that the foregoing list of important factors is not exclusive. There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended January 2, 2016 filed on March 2, 2016 and our subsequent reports filed with the SEC, which are incorporated herein by reference. You should evaluate all forward-looking statements made in this report in the context of these risks and uncertainties. We urge you not to unduly rely on forward-looking statements contained in this prospectus supplement.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the shares of our common stock in this offering will be approximately $179.9 million. If the underwriters exercises their option to purchase additional shares in full, we expect the net proceeds of the shares we sell in this offering to be approximately $206.3 million. "Net proceeds" is what we expect to receive after paying the underwriting discounts and commissions and other expenses of this offering, including legal, accounting and printing fees.

        We intend to use the proceeds from this offering for general corporate purposes, which could include, among other things, repayment of long term debt or possible acquisitions.

        An affiliate of each of Barclays Capital Inc., RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under our credit agreement and may receive a portion of the proceeds from this offering. See "Underwriting."

        As of the date of this prospectus supplement, we have not identified the amounts we plan to spend on these areas or the timing of such expenditures, and we will have significant discretion in the use of any proceeds from this offering. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount of the proceeds from this offering, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

        Until we use the proceeds of this offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

 MARKET PRICE OF COMMON STOCK

        We have one authorized class of common stock, par value $0.01 per share. As of August 8, 2016, there were 62,656,314 shares of our common stock outstanding.

        Shares of our common stock are traded on the New York Stock Exchange under the symbol "BGS" and have been so traded since May 23, 2007. The following table sets forth the high and low sales prices of shares of our common stock for each of the quarterly periods indicated.

	High	Low
Fiscal 2014
First Quarter	$34.20	$27.35
Second Quarter	$34.63	$29.75
Third Quarter	$33.13	$27.09
Fourth Quarter	$31.69	$27.03
Fiscal 2015
First Quarter	$31.68	$27.41
Second Quarter	$32.67	$28.37
Third Quarter	$37.78	$28.12
Fourth Quarter	$38.25	$34.00
Fiscal 2016
First Quarter	$40.50	$33.18
Second Quarter	$48.44	$31.81

        On August 5, 2016, the closing sales price of our common stock on the New York Stock Exchange was $51.07 per share.

        According to the records of our transfer agent, we had 45 holders of record of our common stock as of August 5, 2016, including Cede & Co. as nominee for The Depository Trust Company (DTC). Cede & Co. as nominee for DTC holds shares of our common stock on behalf of participants in the DTC system, which in turn hold the shares of common stock on behalf of beneficial owners.

 DIVIDEND POLICY AND RESTRICTIONS

General

        Following the completion of this offering, we intend to continue paying dividends on our common stock of $0.42 per share quarterly on each January 30, April 30, July 30 and October 30 to the holders of record as of each December 31, March 31, June 30 and September 30, respectively.

        Our dividend policy reflects a basic judgment that our stockholders are better served when we distribute a substantial portion of our cash available to pay dividends to them instead of retaining it in our business. Under this policy, a substantial portion of the cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets is distributed as regular quarterly cash dividends (up to the intended dividend rate as determined by our board of directors) to the holders of our common stock and not retained by us. We have paid dividends every quarter since our initial public offering in October 2004.

        For fiscal 2015 and fiscal 2014, we had cash flows from operating activities of $128.5 million and $99.1 million, respectively, and distributed $76.5 million and $72.4 million as dividends, respectively. At our current dividend rate of $1.68 per share per annum, we expect our aggregate dividend payments in 2016 after the completion of the offering to be approximately $100.8 million (or $101.0 million if the underwriters' option to purchase additional shares of common stock is exercised in full). The following table sets forth the dividends per share we have declared in each of the quarterly periods of 2014, 2015 and 2016:

	Fiscal 2014	Fiscal 2015	Fiscal 2016
First Quarter	$0.34	$0.34	$0.42
Second Quarter	$0.34	$0.34	$0.42
Third Quarter	$0.34	$0.35	$0.42
Fourth Quarter	$0.34	$0.35	N/A

        As a result of our dividend policy, we may not retain a sufficient amount of cash to finance growth opportunities or unanticipated capital expenditure needs or to fund our operations in the event of a significant business downturn. We may have to forego growth opportunities or capital expenditures that would otherwise be necessary or desirable if we do not find alternative sources of financing. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer.

        Our dividend policy is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it was to determine that we have insufficient cash to take advantage of growth opportunities.

Restrictions on Dividend Payments

        Our ability to pay future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. Our board of directors will periodically and from time to time assess the appropriateness of the then current dividend policy before actually declaring any dividends.

        In general, our senior notes indenture restricts our ability to declare and pay dividends on our common stock as follows:

  •
  we may use up to 100% of our excess cash (as defined below) for the period (taken as one accounting period) from and including March 31, 2013 to the end of our most recent fiscal quarter for which internal financial statements are available at the time of such payments, plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for the four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0; and

  •
  we may not pay any dividends on any dividend payment date if a default or event of default under the indenture has occurred or is continuing.

        Excess cash is defined in our senior notes indenture and under the terms of our credit agreement. Excess cash is calculated as "consolidated cash flow," as defined in the indenture and under the terms of our credit agreement (which, in each case, allows for certain adjustments and which is equivalent to the term adjusted EBITDA), minus the sum of cash tax expense, cash interest expense, certain capital expenditures, excess tax benefit from issuance of incentive compensation shares, certain repayment of indebtedness and the cash portion of restructuring charges.

        In addition, the terms of our credit agreement also restrict our ability to declare and pay dividends on our common stock. In accordance with the terms of our credit agreement, we are not permitted to declare or pay dividends unless we are permitted to do so under our senior notes indenture. In addition, our credit agreement does not permit us to pay dividends unless we maintain:

  •
  a "consolidated interest coverage ratio" (defined as the ratio of our adjusted EBITDA for any period of four consecutive fiscal quarters to our consolidated interest expense for such period payable in cash) of not less than 1.75 to 1.0; and

  •
  a "consolidated leverage ratio" (defined as the ratio of our consolidated total debt, as of the last day of any period of four consecutive fiscal quarters to our adjusted EBITDA for such period) of not more than 6.75 to 1.00 for the first quarter of 2016 through the fourth quarter of 2016; and 6.50 to 1.00 for the first quarter of 2017 and thereafter.

        Subject to certain exceptions, the credit agreement provides for mandatory prepayment upon certain asset dispositions or casualty events and issuances of indebtedness.

        Subject to the limitations described elsewhere in this prospectus supplement, we have the ability to issue additional common stock, other equity securities or preferred stock for such consideration and on such terms and conditions as are established by our board of directors in its sole discretion and without the approval of the holders of our common stock. It is possible that we will fund acquisitions, if any, through the issuance of additional common stock, preferred stock or other equity securities. Holders of any additional common stock or other equity securities issued by us may be entitled to share equally with the holders of common stock in dividend distributions. The certificate of designation of any preferred stock issued by us may provide that the holders of preferred stock are senior to the holders of our common stock with respect to the payment of dividends. If we were to issue additional common stock, preferred stock or other equity securities, it would be necessary for us to generate additional cash available to pay dividends in order for us to distribute dividends at the same rate per share as distributed prior to any such additional issuance.

        Dividends Not Mandatory or Guaranteed.    We cannot assure you that we will continue to pay dividends at the levels set forth above or at all. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal our dividend policy at any time. Furthermore, our board of directors may decrease the level of dividends below the intended dividend rate set forth above, or discontinue entirely the payment of dividends.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of July 2, 2016:

  •
  on an actual basis; and

  •
  on an as-adjusted basis as if this offering had occurred on that date, assuming the underwriters' option to purchase additional shares of common stock is not exercised, to reflect our receipt of estimated net proceeds of approximately $179.9 million, after deducting underwriting discounts and commissions and estimated offering expenses.

        We urge you to read this table in conjunction with "Use of Proceeds," the audited and unaudited consolidated financial statements and the notes to those statements and related information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in this prospectus supplement and the financial data set forth under "Summary Historical and Pro Forma Consolidated Financial Data."

	As of July 2, 2016
	Actual	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$107,568	$287,468

Long-term debt:
Revolving credit facility	—	—
Tranche A term loan due 2019	233,640	233,640
Tranche B term loan due 2022	640,110	640,110
4.625% senior notes due 2021	700,000	700,000
Unamortized deferred financing costs	(23,359)	(23,359)
Unamortized discount	(3,252)	(3,252)

Total long-term debt, net of unamortized deferred financing costs and discount	1,547,139	1,547,139
Current portion of long-term debt	(1,140)	(1,140)

Long-term debt, net of unamortized deferred financing costs and discount, and excluding current portion	$1,545,999	$1,545,999
Stockholders' equity:
Preferred stock—$0.01 par value per share, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.01 par value per share, 125,000,000 shares authorized; 62,656,314 shares issued and outstanding on an actual basis, 66,406,314 shares issued and outstanding on an as adjusted basis[1]	627	664
Additional paid-in capital[2]	263,978	443,841
Accumulated other comprehensive loss	(12,828)	(12,828)
Retained earnings	370,680	370,680

Total stockholders' equity	622,457	802,357

Total capitalization	$2,169,596	$2,349,496

1
Changes to common stock (dollars in thousands):

62,656,314 shares of common stock, $0.01 par value per share, currently issued	$627
Issuance of 3,750,000 shares of common stock, $0.01 par value per share	37

As adjusted common stock	$664

2
Changes to additional paid-in capital (dollars in thousands):

Additional paid-in capital as of July 2, 2016	$263,978
Issuance of 3,750,000 shares of common stock, $0.01 par value per share	180,113
Fees related to the issuance of common stock	(250)

As adjusted additional paid-in capital as of July 2, 2016	$443,841

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended January 2, 2016, our Quarterly Report on Form 10-Q for the quarter ended July 2, 2016, and our audited and unaudited consolidated financial statements and related notes to those statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The selected historical consolidated financial data as of and for fiscal 2011, fiscal 2012, fiscal 2013, fiscal 2014 and fiscal 2015 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The selected historical consolidated financial data as of and for the first two quarters of fiscal 2015 and the first two quarters of fiscal 2016 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement.

						Twenty-Six Weeks Ended
	Fiscal 2011	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015	July 4, 2015	July 2, 2016
						(Unaudited)
	(In thousands, except per share data)
Consolidated Statement of Operations Data[1]:
Net sales[2]	$543,866	$633,812	$724,973	$848,017	$966,358	$410,767	$659,354
Cost of goods sold[3]	366,090	410,469	482,050	600,246	676,794	281,362	433,724

Gross profit	177,776	223,343	242,923	247,771	289,564	129,405	225,630
Selling, general and administrative expenses[4]	57,618	66,212	79,043	93,033	105,939	42,045	73,524
Amortization expense[5]	6,679	8,126	9,884	12,692	11,255	5,346	6,770
Impairment of intangible assets[6]	—	—	—	34,154	—	—	5,405
Gain on change in fair value of contingent consideration[7]	—	—	—	(8,206)	—	—	—

Operating income	113,479	149,005	153,996	116,098	172,370	82,014	139,931
Interest expense, net[8]	36,675	47,660	41,813	46,573	51,131	22,601	37,561
Loss on extinguishment of debt[9]	—	10,431	31,291	5,748	—	—	2,836
Other income[10]						—	(2,300)

Income before income tax expense	76,804	90,914	80,892	63,777	121,239	59,413	101,834
Income tax expense	26,561	31,654	28,549	22,821	52,149	21,098	38,387

Net income	$50,243	$59,260	$52,343	$40,956	$69,090	$38,315	$63,447

Earnings per share data:
Weighted average basic common shares outstanding	47,856	49,239	52,998	53,658	56,585	55,193	60,823
Weighted average diluted common shares outstanding	48,541	49,557	53,182	53,747	56,656	55,241	60,988
Cash dividends declared per common share	$0.86	$1.10	$1.23	$1.36	$1.38	$0.68	$0.84
Basic earnings per common share	$1.05	$1.20	$0.99	$0.76	$1.22	$0.69	$1.04
Diluted earnings per common share	$1.04	$1.20	$0.98	$0.76	$1.22	$0.69	$1.04
Other Financial Data[1]:
Net cash provided by operating activities	$72,033	$100,528	$114,910	$99,126	$128,479	$57,562	$200,673
Capital expenditures	(10,556)	(10,637)	(14,649)	(19,025)	(18,574)	(7,413)	(13,184)
Cash payments for acquisition of businesses	(326,000)	(62,667)	(247,281)	(154,277)	(873,811)	—	—
Net cash provided by (used in) financing activities	182,575	(24,744)	131,828	71,619	767,444	46,975	(85,648)
Consolidated Balance Sheet Data (at end of period)[1]:
Cash and cash equivalents	$16,738	$19,219	$4,107	$1,490	$5,246	—	$107,568
Total assets	1,116,034	1,178,140	1,466,582	1,632,165	2,543,620	—	2,556,458
Long-term debt, including current portion	703,218	623,861	853,124	1,008,669	1,731,521	—	1,547,139
Total stockholders' equity	$235,547	$361,175	$378,363	$337,995	$457,685	—	$622,457

1
We completed the Mrs. Dash acquisition from Unilever on November 30, 2011. We completed the New York Style acquisition from Chipita America on October 31, 2012. We completed the TrueNorth acquisition from DeMet's Candy Company on May 6, 2013. We completed the Pirate Brands acquisition from affiliates of

  VMG Partners and Driven Capital Management, and certain other entities and individuals, on July 8, 2013. We completed the Rickland Orchards acquisition from Natural Instincts LLC on October 7, 2013. We completed the Specialty Brands acquisition from affiliates of American Capital, Ltd., and certain individual sellers, on April 23, 2014. We completed the Mama Mary's acquisition from Linsalata Capital Partners, and certain other sellers, on July 10, 2015. We completed the Green Giant acquisition from General Mills, Inc. on November 2, 2015. Each of these acquisitions has been accounted for using the acquisition method of accounting and, accordingly, the assets acquired, liabilities assumed and results of operations of the acquired business are included in our consolidated financial statements from the date of acquisition.

2
Fiscal 2011, 2012, 2013 and 2015 each contained 52 weeks and fiscal 2014 contained 53 weeks. Net sales for fiscal 2014 and fiscal 2015 were negatively impacted by $4.1 million and $1.2 million, respectively, of customer refunds, net of insurance recoveries, related to our November 2014 voluntary recall of certain Ortega and Las Palmas products.

3
Cost of goods sold for fiscal 2014 includes $8.2 million of inventory write-off and other cost of goods sold charges, net of insurance recoveries, related to the Ortega and Las Palmas recall and a $4.5 million loss on disposal of inventory related to the impairment of Rickland Orchards. Cost of goods sold for fiscal 2015 includes $6.1 million of amortization of acquisition-related inventory fair value step-up (for certain Green Giant inventory acquired and sold during the period) and $0.5 million of charges, net of insurance recoveries, related to the Ortega and Las Palmas recall.

4
Selling, general and administrative expenses for fiscal 2011 include $1.4 million of acquisition-related expenses for the Mrs. Dash acquisition. Selling, general and administrative expenses for fiscal 2012 include $1.2 million of acquisition-related expenses for the New York Style acquisition. Selling, general and administrative expenses for fiscal 2013 include $5.9 million of acquisition-related expenses for the Rickland Orchards, TrueNorth and Pirate Brands acquisitions partially offset by a gain of $1.5 million relating to a legal settlement. Selling, general and administrative expenses for fiscal 2014 include $7.3 million of acquisition-related expenses for the Specialty Brands, Rickland Orchards and Pirate Brands acquisitions and $0.5 million of administrative expenses, net of insurance recoveries, related to the Ortega and Las Palmas recall. Selling, general and administrative expenses for fiscal 2015 include $6.1 million of acquisition-related expenses for the Green Giant and Mama Mary's acquisitions, $2.7 million of distribution restructuring expenses and $0.2 million of administrative expenses, net of insurance recoveries, related to the Ortega and Las Palmas recall.

5
Amortization expense includes the amortization of customer relationships, amortizable trademarks and other intangible assets acquired in the Green Giant, Mama Mary's, Specialty Brands, Rickland Orchards, Pirate Brands, TrueNorth, New York Style, Mrs. Dash and prior acquisitions.

6
Impairment of intangible assets for fiscal 2014 includes a $26.8 million loss for the impairment of amortizable trademarks and a $7.4 million loss for the impairment of customer relationship intangibles, both relating to Rickland Orchards.

7
In addition to the base purchase price consideration paid at closing, the acquisition agreement for Rickland Orchards requires that we pay additional purchase price earn-out consideration contingent upon the achievement of revenue growth targets for fiscal 2014, 2015 and 2016. At the time of acquisition, we established the fair value of the contingent consideration using revenue growth targets meant to achieve operating results in excess of base purchase price acquisition model assumptions. As required, at June 28, 2014 we remeasured the fair value of the contingent consideration using actual operating results through June 28, 2014 and revised forecasted operating results for the remainder of fiscal 2014, 2015 and 2016, and reduced the probability of achievement and the fair value of the contingent consideration to zero. This resulted in a non-cash gain of $8.2 million that is included in gain on change in fair value of contingent consideration in fiscal 2014.

8
Net interest expense for fiscal 2011 includes a benefit of $0.6 million related to the realized gain on an interest rate swap, a charge of $1.6 million for the reclassification of the amount recorded in accumulated other comprehensive loss related to an interest rate swap and a $2.1 million charge relating to the write-off of the remaining amount recorded in accumulated other comprehensive loss on the interest rate swap due to our early termination of $130.0 million term loan borrowings.

9
Loss on extinguishment of debt for fiscal 2012 includes costs relating to our partial redemption of $101.5 million aggregate principal amount of 7.625% senior notes, including the repurchase premium and other expenses of $7.7 million, the write-off of deferred debt financing costs of $1.5 million and the write-off of unamortized discount of $0.5 million. Loss on extinguishment of debt for fiscal 2012 also includes costs related to the amendment and restatement of our credit agreement, including the write-off of deferred debt financing costs of $0.4 million, unamortized discount of $0.1 million and other expenses of $0.2 million. Loss on extinguishment of debt for fiscal 2013 includes costs relating to our repurchase of $248.5 million aggregate principal amount of 7.625% senior notes and our repayment of $222.2 million aggregate principal amount of tranche B term loans, including the repurchase premium and other expenses of $20.2 million, the write-off of deferred debt financing costs of $8.3 million and the write-off of unamortized discount of $2.8 million. Loss on extinguishment of debt for fiscal 2014 includes the write-off of deferred debt financing costs of $5.4 million and the write-off of unamortized discount of $0.3 million in connection with the termination of our prior credit agreement and the repayment of all outstanding obligations thereunder.

10
Other income for the first two quarters of 2016 includes remeasurement of monetary assets denominated in a foreign currency into U.S. dollars of $2.3 million.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        On November 2, 2015, we completed the acquisition of the Green Giant and Le Sueur shelf-stable and frozen vegetable business from General Mills, Inc. and certain of its affiliates, for $765.0 million in cash plus an inventory adjustment at closing of $57.8 million. We refer to this acquisition as the Green Giant acquisition and the Green Giant and Le Sueur shelf-stable and frozen vegetable business as the Green Giant business. In connection with the Green Giant acquisition, we amended and restated our senior secured credit agreement. Among other things, the amendment provided for an incremental $750.0 million tranche B term loan facility, the net proceeds of which we used to finance a portion of the purchase price for the Green Giant acquisition. We used revolving loan borrowings under the amended and restated credit agreement and cash on hand to fund the remainder of the purchase price and pay related transaction fees and expenses.

        The unaudited pro forma combined statement of operations for fiscal 2015 combines our historical consolidated statement of operations for fiscal 2015 (which includes two months of results of operations of the Green Giant business) with the historical statements of net revenues and direct expenses of the Green Giant business for three quarters ended August 30, 2015, and the one month ended November 1, 2015, gives effect to the Green Giant acquisition and related financing as if such transactions occurred on January 4, 2015 and does not include September results of Green Giant.

        General Mills has a May fiscal year end. These periods were presented to comply with Item 9.01(b) reporting rules when an acquired business has a different fiscal year than the acquiring company. In the fiscal quarter for the Green Giant business ended May 30, 2015, General Mills recorded an impairment charge of $260.0 million related to certain intangibles assets, which is reflected on the historical financial statements for the Green Giant business. The charge is therefore included in our pro forma results of operations for fiscal 2015. The impact of the amortization of the inventory step up recorded in our acquisition accounting is not reflected in our pro forma results of operations because it is directly related to the acquisition and is non-recurring. It is, however, recorded in our actual results of operations in fiscal 2015, based on estimated inventory turnover for the Green Giant business.

        The unaudited pro forma condensed combined statement of operations for fiscal 2015 gives pro forma effect to the Green Giant acquisition and related financing.

        The unaudited pro forma condensed combined balance sheet as of July 2, 2016 gives pro forma effect to this offering and the anticipated use of proceeds of this offering.

        The Green Giant acquisition has been accounted for by the acquisition method of accounting. The pro forma combined financial information sets forth the preliminary allocation of the purchase price for the Green Giant acquisition based upon the estimated fair value of the assets acquired at the date of acquisition using available information. The preliminary purchase price allocation may be adjusted as a result of the finalization of our purchase price allocation procedures.

        The unaudited pro forma combined financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial information does not purport to represent our results of operations or financial position that would have resulted had the Green Giant acquisition and related financing transactions to which pro forma effect is given been consummated as of the date indicated. Additionally, the unaudited pro forma combined statement of operations should not be considered indicative of expected future results. Furthermore, no effect has been given in the unaudited pro forma combined statement of operations for synergistic benefits, if any, that may be realized through the combination of B&G Foods and the Green Giant business or the costs that will be incurred in integrating the operations of the Green Giant business.

        On July 10, 2015, we acquired Spartan Foods of America, Inc. and related entities, including the Mama Mary's brand, from Linsalata Capital Partners and certain other sellers for a purchase price of $51.0 million in cash. We refer to this acquisition as the Mama Mary's acquisition. The Mama Mary's acquisition was not deemed to be material at that time and therefore, no estimated impact of the acquired business before the closing date has been added to the pro forma statement of operations data presented below. Actual results for the Mama Mary's business are included in the actual results of B&G Foods since that closing date of that acquisition.

        The unaudited pro forma combined financial data and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for B&G Foods that are included in our Annual Report on Form 10-K for fiscal 2015 filed with the SEC on March 2, 2016, our Quarterly Report on Form 10-Q for the quarter ended July 2, 2016, filed with the SEC on August 4, 2016, and the historical financial statements of the Green Giant business that are filed as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K/A filed on January 19, 2016.

	Unaudited Pro Forma Condensed Combined Statement of Operations For Fiscal 2015
	B&G Foods[1]	Green Giant[2]	Green Giant Pro Forma Adjustments	Pro Forma for the Green Giant Acquisition
	(In thousands, except per share data)
Net sales	$966,358	$452,709	$—	$1,419,067
Cost of goods sold	676,794	355,535	(2,348)[3]	1,029,981

Gross profit	289,564	97,174	2,348	389,086
Operating expenses:
Selling, general and administrative expenses	105,939	48,046	—	153,985
Amortization expense	11,255	—	2,250 [4]	13,505
Impairment of intangible assets	—	260,000	—	260,000

Operating income (loss)	172,370	(210,872)	98	(38,404)
Other expenses:
Interest expense, net	51,131	—	24,407 [5]	75,538

Income (loss) before income tax expense (benefit)	121,239	(210,872)	(24,309)	(113,942)
Income tax expense (benefit)	52,149	—	(94,307)[6]	(42,158)

Net income (loss)	$69,090	$(210,872)	$69,998	$(71,784)

Earnings per share data:
Weighted average common shares outstanding:
Basic	56,585	—	—	56,585
Diluted	56,656	—	—	56,656
Earnings (loss) per share:
Basic	$1.22	N/A	N/A	$(1.27)
Diluted	$1.22	N/A	N/A	$(1.27)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

	Unaudited Pro Forma Condensed Combined Balance Sheet
	July 2, 2016[7]	Adjustments for this Offering		As Adjusted for this Offering
	(Dollars in thousands)
Assets
Cash and cash equivalents	$107,568	$179,900	[8]	$287,468
Other current assets	379,197	—		379,197
Property, plant and equipment, net	163,743	—		163,743
Intangibles	1,902,710	—		1,902,710
Other assets	3,240	—		3,240

Total assets	$2,556,458	$179,900	[8]	$2,736,358

Liabilities and Stockholders' Equity
Current installments of long-term debt	$1,140	$—		$1,140
Other current liabilities	97,990	—		97,990
Long-term debt, excluding current maturities	1,545,999	—		1,545,999
Other liabilities	3,077	—		3,077
Deferred income taxes	285,795	—		285,795

Total liabilities	1,934,001	—		1,934,001
Stockholders' equity:
Preferred stock, $0.01 par value per share	—	—		—
Common stock, $0.01 par value per share	627	37	[9]	664
Additional paid-in capital	263,978	179,863	[10]	443,841
Accumulated other comprehensive loss	(12,828)	—		(12,828)
Retained earnings	370,680	—		370,680

Total stockholders' equity	622,457	179,900		802,357

Total liabilities and stockholders' equity	$2,556,458	$179,900		$2,736,358

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1
Represents our consolidated results of operations for fiscal 2015.

2
Represents the historical statements of net revenues and direct expenses for the Green Giant business for its three quarters ended August 30, 2015, and the one month ended November 1, 2015, and gives effect to the Green Giant acquisition and related financing as if such transactions occurred on January 4, 2015. The historical statements of net revenues and direct expenses for the Green Giant business for these periods were derived from the historical statements of net revenues and direct expenses for the Green Giant business for the third and fourth quarters of its fiscal year ended May 31, 2015, its first quarter ended August 30, 2015, and its month ended November 1, 2015.

3
Cost of goods sold in our pro forma combined statement of operations has been adjusted to reflect:

•
Incremental depreciation expense of $3.8 million for the Green Giant business relating to the fair value of acquired property, plant and equipment. Acquired property, plant and equipment will be depreciated over the estimated remaining useful life, which is approximately 11 years on a weighted average basis.

  •
  The reversal of the amortization of $6.1 million of acquisition-related inventory fair value step-up, which is recorded in our actual results of operations in fiscal 2015. The amortization of inventory step-up is not reflected in our pro forma results of operations as it is directly related to the acquisition and is non-recurring.

4
Adjustment for acquired intangible asset amortization expense as follows:

		Incremental Amortization
	Amortization Period (Years)	Year Ended January 2, 2016
Customer relationship intangibles	20	$1,583
Technology-related intangibles	5	667

		$2,250

5
Adjustment to reflect incremental interest expense in connection with our incurrence of $750.0 million of tranche B term loan borrowings and incremental amortization of debt discount and amortization of deferred financing costs relating to such additional borrowings, and $40.0 million of outstanding borrowings under our revolving credit facility at January 2, 2016, as if the borrowings were outstanding as of January 4, 2015 (dollars in thousands):

Incremental interest expense relating to tranche B term loan borrowings ($750,000 at 3.75%)	$21,181
Incremental amortization of debt discount	558
Incremental amortization of deferred debt issuance costs	2,163
Incremental interest expense relating to additional revolving loans ($40,000 at 2.29%)	505

Adjustment to interest expense	$24,407

  In connection with the Green Giant acquisition, we amended and restated our senior secured credit agreement. Among other things, the amendment provided for an incremental $750.0 million tranche B term loan facility, which was funded on November 2, 2015 and the net proceeds of which we used to finance a portion of the purchase price for the Green Giant acquisition. We used revolving loan borrowings under the amended and restated credit agreement and cash on hand to fund the remainder of the purchase price and pay related transaction fees and expenses.

  The tranche B term loans mature on November 2, 2022 and are subject to amortization at the rate of 1% per year with the balance due and payable on the maturity date. Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin of 2.00%, and LIBOR plus an applicable margin of 3.00%.

  Interest under the revolving credit facility is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin ranging from 0.50% to 1.00%, and LIBOR plus an applicable margin ranging from 1.50% to 2.00%, in each case depending on our consolidated leverage ratio. At January 2, 2016, the revolving credit facility interest rate was approximately 2.29%.

  If the interest rates were to increase or decrease by 0.125% from the rates assumed, total pro forma interest expense on pro forma incremental borrowings would change by approximately $1.0 million for fiscal 2015.

6
Adjustment to reflect income tax expense on the results of operations of the Green Giant business and the pro forma adjustments using estimated statutory income tax rates of 37.0% (federal and state). Income tax expense was not allocated to the Green Giant business in the pre-acquisition statements of net revenues and direct expenses.

7
Represents our historical condensed consolidated balance sheet as of July 2, 2016.

8
Adjustment reflecting the net proceeds from this offering of $179.9 million.

9
Adjustment reflecting the issuance of common stock.

10
Changes to additional paid-in capital (dollars in thousands):

Issuance of 3,750,000 shares of common stock, $0.01 par value per share	$180,113
Fees related to the issuance of common stock	(250)

Adjustment to additional paid-in capital	$179,863

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion is a general summary of the material U.S. federal income tax consequences applicable to Non-U.S. Holders of the purchase, ownership and disposition of shares of our common stock in this offering as of the date hereof.

        For purposes of this discussion, a "Non-U.S. Holder" of common stock means a holder that, for U.S. federal income tax purposes, is not a U.S. person. The term "U.S. person" means:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the "Code")) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

        This summary is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider the state, local or non-U.S. tax consequences of an investment in common stock. It also does not consider Non-U.S. Holders subject to special tax treatment under U.S. federal income tax laws (including partnerships or other pass-through entities (or investors therein)), banks and insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, holders of our common stock held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, "expatriated entities," companies subject to the "stapled stock" rules, former U.S. citizens or residents and persons who hold or receive the shares of common stock as compensation. This summary is based on provisions of the Code, applicable Treasury regulations, administrative pronouncements of the U.S. Internal Revenue Service, or "IRS," and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. We urge each prospective Non-U.S. Holder to consult their own tax advisor concerning the particular U.S. federal, state, local and non-U.S. income, estate and other tax consequences of the purchase, ownership and disposition of our common stock.

  U.S. Trade or Business Income

        For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our shares, will be considered to be "U.S. trade or business income" if such dividend income or gain is (1) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States; and (2) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a "permanent establishment" or "fixed base" maintained by the Non-U.S. Holder in the United States. U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates generally in the same manner as if the recipient were a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is treated as a corporation also may be subject to a "branch profits tax" at a 30% rate, or such lower rate as provided under an applicable income tax treaty.

  Dividends

        Distributions of cash or property (other than certain stock distributions) that we pay with respect to our common stock (or certain redemptions that are treated as distributions with respect to our shares) will be taxable as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion below regarding backup withholding and the "Foreign Account Tax Compliance Act," a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of our distributions treated as dividends or such lower rate as may be specified by an applicable income tax treaty. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate substitute or successor form) certifying its entitlement to benefits under the tax treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Each Non-U.S. Holder is encouraged to consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

        The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are subject to tax as income effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

        Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

  Sale, Exchange or Other Disposition of Common Stock

        Subject to the discussion below regarding backup withholding and "Foreign Account Tax Compliance Act," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax in respect of any gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

  •
  the gain is U.S. trade or business income, as described above under "U.S. Trade or Business Income,"

  •
  the Non-U.S. Holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale or other disposition but is not treated as a resident of the United States for that year, and certain other conditions are met, or

  •
  we are or have been during a specified testing period a "United States real property holding corporation" for U.S. federal income tax purposes.

        Gain described in the first bullet above will be subject to U.S. federal income tax in the manner described under "U.S. Trade or Business Income." Gain described in the second bullet above will be subject to a flat 30% tax (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        In general, a corporation is a "United States real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests generally include land, improvements and associated personal property. We believe that we have not been, and we are not and do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes. If we are or become a "United States real property holding corporation," a Non-U.S. Holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as shares of our common stock are "regularly traded on an established securities market" as defined under applicable Treasury regulations and a Non-U.S. Holder owns, actually and constructively, 5% or less of our shares at all times during the shorter of the five-year period ending on the date of disposition or such Non-U.S. Holder's holding period for our shares. Prospective investors should be aware that no assurance can be given that our shares will be so regularly traded when a Non-U.S. Holder sells its shares of our common stock.

  U.S. Federal Estate Tax

        Individual Non-U.S. Holders and entities the property of which is potentially includible in an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by an individual and with respect to which the individual has retained certain interests or powers), should note that, unless an applicable tax treaty provides otherwise, shares of our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

  Foreign Account Tax Compliance Act

        The Foreign Account Tax Compliance Act (commonly known as "FATCA") generally imposes withholding taxes on certain payments made to non-U.S. financial institutions and certain other non-U.S. entities (including financial intermediaries) unless various U.S. information reporting, diligence requirements and certain other requirements have been satisfied. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (ii) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Various requirements and exceptions are provided under FATCA and additional requirements and exceptions may be provided in subsequent guidance. Further, the United States has entered into (and may enter into more) intergovernmental agreements ("IGAs") with foreign governments relating to the implementation of, and information sharing under, FATCA and such IGAs or the laws affecting them may alter one or more of the FATCA requirements.

        FATCA withholding generally will apply to all payments of dividends on our common stock, and will also apply to payments of gross proceeds from any disposition of our common stock made on or after January 1, 2019. A Non-U.S. Holder that is not subject to FATCA withholding generally may certify its exempt status by furnishing a properly executed Form W-8BEN or Form W-8BEN-E (or appropriate substitute or successor form), as applicable.

        Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

  Information Reporting and Backup Withholding

        We must annually report to the IRS and to each Non-U.S. Holder any dividends paid on our common stock, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or appropriate substitute or successor form) or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or though the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies (usually on IRS Form W-8BEN or W-8BEN-E, as applicable) as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury Regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, with any excess withholding refunded to such holder, provided that the required information is timely furnished to the IRS.

 UNDERWRITING

        Barclays Capital Inc., RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the underwriters of this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated August 8, 2016, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of shares of common stock shown opposite their names below:

Underwriter	Number of Shares
Barclays Capital Inc.	1,250,000
RBC Capital Markets, LLC	1,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,250,000

Total	3,750,000

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by its option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

        We have granted to the underwriters a 30-day option to purchase up to 550,000 additional shares of common stock from us at the public offering price less the underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than 3,750,000 shares in connection with this offering.

  Discounts and Commissions

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$0.96	$0.96
Total	$3,600,000	$4,128,000

        The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, at such offering price less a selling concession not in excess of $0.25 per share. After this offering, the underwriters may change the offering price and other selling terms.

        The expenses of this offering that are payable by us are estimated to be approximately $250,000 (excluding underwriting discounts and commissions).

  Lock-Up Agreements

        We have agreed that we will not, with limited exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of each of Barclays Capital Inc., RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus supplement.

        Our directors and executive officers who currently hold our common stock have agreed that they will not, with limited exceptions, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of each of Barclays Capital Inc., RBC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus supplement.

  Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

  Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934 (Exchange Act):

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares it is obligated to purchase is not greater than the number of shares that they may purchase by exercising its option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in its option to purchase additional shares. The underwriters may close out any short position by either exercising its option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through its option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

        These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

  Listing on the New York Stock Exchange

        Our common stock is listed on the New York Stock Exchange under the symbol "BGS".

  Stamp Taxes

        If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

  Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of each of the underwriters serve as a lenders under our credit agreement and, to the extent the proceeds of this offering are used for the repayment of such facility, may receive a portion of such proceeds.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, the underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

Canadian Residents

        This document constitutes an "exempt offering document" as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares of common stock (the "Securities"). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

        Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to "connected issuer" and/or "related issuer" relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

        The offer and sale of the Securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

        Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an "accredited investor" as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions ("NI 45-106") or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a "permitted client" as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

        Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an "eligible foreign security" as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a "misrepresentation" as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

        Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the

English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu'il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

United Kingdom

        This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

        The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any shares of our common stock which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuer.

EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of common stock shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with the underwriters and us that:

  •
  it is a qualified investor as defined under the Prospectus Directive; and

  •
  in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the underwriters has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purposes of this representation and the provision above, the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

        This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

        as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

        The validity of the issuance of our common stock offered hereby will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of our company as of January 2, 2016 and January 3, 2015 and for each of the fiscal years ended January 2, 2016, January 3, 2015 and December 28, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of January 2, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report dated March 2, 2016, on the effectiveness of B&G Foods, Inc.'s internal control over financial reporting as of January 2, 2016, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.'s internal control over financial reporting as of January 2, 2016, Green Giant's internal control over financial reporting representing 33.0% of total assets and 11.0% of net sales included in the consolidated financial statements of B&G Foods, Inc. and subsidiaries as of and for the fiscal year ended January 2, 2016. KPMG's audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Green Giant business.

        The statements of net assets to be sold of the General Mills Green Giant business as of May 31, 2015 and May 25, 2014 and the related statements of revenue and direct operating expenses for the fiscal years ended May 31, 2015, May 25, 2014 and May 26, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the SEC.

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov. Our SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com. We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). Please direct any requests for copies to:

B&G Foods, Inc.
Four Gatehall Drive
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550
E-Mail: corporatesecretary@bgfoods.com

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference in this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference in this prospectus supplement the information contained in the following documents (other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

  •
  our annual report on Form 10-K for the year ended January 2, 2016 filed on March 2, 2016;

  •
  our quarterly reports on Form 10-Q for the quarter ended April 2, 2016 filed on May 5, 2016 and the quarter ended July 2, 2016 filed on August 4, 2016;

  •
  our current reports on Form 8-K filed on November 6, 2015 (as amended by Amendment No. 1 to such Form 8-K, filed on January 19, 2016), March 11, 2016, March 15, 2016 and May 27, 2016; and

  •
  the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-32316) filed on May 16, 2007, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) until all the securities that may be offered under this prospectus supplement are sold. The information that we file with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities under this prospectus supplement will update and supersede the information contained in this prospectus supplement and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

        You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        We may offer and sell, from time to time in one or more offerings, together or separately, common stock, preferred stock, debt securities, warrants or units. This prospectus also covers subsidiary guarantees, if any, of our payment obligations under any debt securities, which may be given by our subsidiaries, on terms to be determined at the time of the offering.

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Before you invest, we urge you to read carefully this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus.

        We will sell these securities directly, or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement.

        Shares of our common stock are traded on the New York Stock Exchange under the symbol "BGS." Each prospectus supplement will indicate if the securities offered thereby will be listed on the New York Stock Exchange or any other securities exchange.

        The mailing address of our principal executive offices is Four Gatehall Drive, Parsippany, NJ 07054, and our telephone number is 973.401.6500.

        Investing in our securities involves a high degree of risk which is described in the "Risk Factors" section beginning on page 1 of this prospectus. We urge you to carefully read the "Risk Factors" section before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2016

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. Under this shelf registration process, we may offer from time to time, in one or more offerings, together or separately, common stock, preferred stock, debt securities, warrants or units. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption "Where You Can Find More Information."

        This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under the heading "Where You Can Find More Information."

        We have not authorized anyone to provide information or to make any representations other than those contained in this prospectus or a prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers, agents or others involved in the sale of securities and any applicable fee, commission or discount arrangements with them. See the information described below under the heading "Plan of Distribution."

        The terms "B&G Foods," "our," "we" and "us," as used in this prospectus, refer to B&G Foods, Inc. and its wholly-owned subsidiaries, except where it is clear that the term refers only to the parent company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each prospectus supplement relating to a particular offering of securities, contain forward-looking statements. The words "believes," "anticipates," "plans," "expects," "intends," "estimates," "projects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by any forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

  •
  our substantial leverage;

  •
  the effects of rising costs for our raw materials, packaging and ingredients;

  •
  crude oil prices and their impact on distribution, packaging and energy costs;

  •
  our ability to successfully implement sales price increases and cost saving measures to offset any cost increases;

  •
  intense competition, changes in consumer preferences, demand for our products and local economic and market conditions;

  •
  our continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels, and to improve productivity;

  •
  the risks associated with the expansion of our business;

  •
  our possible inability to identify new acquisitions or to integrate recent or future acquisitions or our failure to realize anticipated revenue enhancements, cost savings or other synergies;

  •
  our ability to access the credit markets and our borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of our competitors;

  •
  unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

  •
  the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar;

  •
  future impairments of our goodwill and intangible assets;

  •
  our sustainability initiatives and changes to environmental laws and regulations;

  •
  other factors that affect the food industry generally, including:

  •
  recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

  •
  competitors' pricing practices and promotional spending levels;

  •
  the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of our third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

ii

    •
    fluctuations in the level of our customers' inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

  •
  other factors discussed under "Risk Factors" or elsewhere in this prospectus and the documents incorporated or deemed incorporated herein by reference.

        Developments in any of these areas, which are more fully described elsewhere in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus, and each applicable prospectus supplement, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

        We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained or incorporated or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement.

iii

THE COMPANY

        We manufacture, sell and distribute a diverse portfolio of branded, high quality, shelf-stable and frozen food and household products across the United States, Canada and Puerto Rico. Many of our branded products have leading regional or national market shares. In general, we position our branded products to appeal to the consumer desiring a high quality and reasonably priced product. We complement our branded product retail sales with institutional and food service sales and limited private label sales.

        Our company has been built upon a successful track record of both organic and acquisition-driven growth. Our goal is to continue to increase sales, profitability and cash flows by enhancing our existing portfolio of shelf-stable and frozen branded products and by capitalizing on our competitive strengths. We intend to implement our growth strategy through the following initiatives: expanding our brand portfolio with acquisitions of complementary branded businesses, continuing to develop new products and delivering them to market quickly, leveraging our multiple-channel sales and distribution system and continuing to focus on higher growth customers and distribution channels. Since 1996, we have successfully acquired and integrated more than 40 brands into our company.

        Our products include frozen and canned vegetables, hot cereals, fruit spreads, canned meats and beans, bagel chips, spices, seasonings, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, pizza crusts, Mexican-style sauces, dry soups, taco shells and kits, salsas, pickles, peppers, tomato-based products, puffed corn and rice snacks, nut clusters and other specialty products. We compete in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution. We sell and distribute our products directly via a network of independent brokers and distributors to supermarket chains, food service outlets, mass merchants, warehouse clubs, non-food outlets and specialty distributors. Our products are marketed under many recognized brands, including Ac'cent, B&G, B&M, Baker's Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary's, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril's, Grandma's Molasses,Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald's, Mama Mary's, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate's Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey's, TrueNorth, Underwood, Vermont Maid and Wright's. We also sell and distribute Static Guard, a household product brand.

        B&G Foods, including our subsidiaries and predecessors, has been in business for over 120 years. We were incorporated in Delaware on November 25, 1996 under the name B Companies Holdings Corp. On August 11, 1997, we changed our name to B&G Foods Holdings Corp. On October 14, 2004, simultaneously with the completion of our initial public offering, B&G Foods, Inc., then our wholly-owned subsidiary, was merged with and into us and we were renamed B&G Foods, Inc. Our executive offices are located at Four Gatehall Drive, Parsippany, NJ, 07054, and our telephone number is 973.401.6500. We maintain a website at www.bgfoods.com. The information on our website is not a part of this prospectus or incorporated by reference herein.

USE OF PROCEEDS

        Except as otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing or refinancing our outstanding indebtedness, increasing our working capital or financing acquisitions and capital expenditures. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending the application of the net proceeds for these purposes, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RISK FACTORS

        Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our most recent Annual Report on

Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

GENERAL DESCRIPTION OF THE SECURITIES WE MAY OFFER

        We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately:

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  debt securities, in one or more series, and which may be guaranteed by certain of our subsidiaries;

  •
  warrants to purchase our debt or equity securities; or

  •
  any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

        We may issue debt securities that are exchangeable for or convertible into shares of our common stock or our preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of our common stock or another series of our preferred stock.

        When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities, as well as complete descriptions of the security or securities to be offered pursuant to the prospectus supplement. The summary descriptions of securities included in this prospectus are not meant to be complete descriptions of each security.

DESCRIPTION OF CAPITAL STOCK

General

        The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

        Our authorized capital stock consists of:

  •
  125,000,000 shares of common stock, par value $0.01 per share; and

  •
  1,000,000 shares of preferred stock, par value $0.01 per share.

        As of August 8, 2016, there are 62,656,314 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

2

Common Stock

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote.

        No Cumulative Voting Rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Rights to Dividends and on Liquidation, Dissolution or Winding Up.    The holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Our dividend policy reflects a basic judgment that our stockholders are better served when we distribute a substantial portion of our cash available to pay dividends to them instead of retaining it in our business. Under this policy, a substantial portion of the cash generated by our company in excess of operating needs, interest and principal payments on indebtedness, capital expenditures sufficient to maintain our properties and other assets is distributed as regular quarterly cash dividends to the holders of our common stock and not retained by us.

        We have paid dividends every quarter since our initial public offering in October 2004. Our current quarterly dividend rate is $0.42 per share. The following table sets forth the dividends per share we have declared in each of the quarterly periods of 2015 and 2014 and the first three quarterly periods of 2016:

	Fiscal 2016	Fiscal 2015	Fiscal 2014
Fourth Quarter	N/A	$0.35	$0.34
Third Quarter	$0.42	$0.35	$0.34
Second Quarter	$0.42	$0.34	$0.34
First Quarter	$0.42	$0.34	$0.34

        However, notwithstanding the dividend policy, the amount of dividends, if any, for each dividend payment date will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth in our debt agreements, provisions of applicable law and other factors that our board of directors may deem relevant. Our dividend policy is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new acquisition opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time and could do so, for example, if it was to determine that we have insufficient cash to take advantage of growth opportunities.

        We cannot assure you that we will continue to pay dividends at the historical level set forth above or at all. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy at any time. Furthermore, our board of directors may decrease the level of dividends below the rate historically paid or discontinue entirely the payment of dividends.

        Preemptive and Other Subscription Rights.    Common stockholders do not have preemptive, subscription or redemption rights and are not subject to further calls or assessments.

3

        Additional Issuance of Our Authorized Common Stock.    Additional shares of our authorized common stock may be issued, as determined by the board of directors of our company from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

        Our certificate of incorporation provides that we may issue up to 1,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

  •
  determining the number of shares to be included in each series;

  •
  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third-party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

4

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. We currently have eight directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors are elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, our certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders).

        The filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Stockholder Action

        Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders

        Our certificate of incorporation provides that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board of directors or the holders of at least 20% of the outstanding shares of our common stock.

Section 203 of the Delaware General Corporation Law

        Our company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  the board of directors must have previously approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of our shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in some instances); or

5

  •
  the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        Advance Notice Procedure for Director Nominations and Stockholder Proposals.    Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  the name, age, business address and, if known, residential address of each nominee;

  •
  the principal occupation or employment of each nominee;

  •
  a statement of the particular experience, qualifications, attributes or skills of the proposed nominee;

  •
  the class, series and number of our shares beneficially owned by each nominee;

  •
  any other information relating to each nominee required by the SEC's proxy rules; and

  •
  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

  •
  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

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  •
  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

  •
  the class, series and number of our shares beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of Our Certificate of Incorporation

        The affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class, is required to amend, alter, change or repeal the provisions of our certificate of incorporation.

Amendment of Our Bylaws

        Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited act including unlawful payment of dividends or unlawful purchase or redemption of our capital stock); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

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        Our bylaws also provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. Our bylaws also require us to indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified includes the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of common stock are listed on the New York Stock Exchange under the trading symbol "BGS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

        As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities may be issued under the indenture, dated as of June 4, 2013, between us and the Bank of New York Mellon, as trustee, or may be issued under an indenture to be entered into between us and one or more trustees named in the applicable prospectus supplement, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part. Any debt securities that we issue under this prospectus will be governed by the applicable indenture and a separate supplemental indenture setting out the particular terms of a series of debt securities.

        This section describes certain general terms and provisions that we expect would be applicable to our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

        The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are

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permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

General

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of B&G Foods. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

        Unless otherwise specified in a prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time at par or at a discount, and in the case of the new indentures, if any, in one or more series, with the same or various maturities. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

        Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

  •
  the title of debt securities and whether they are subordinated debt securities or senior debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the ability to issue additional debt securities of the same series;

  •
  the price or prices at which we will sell the debt securities;

  •
  whether the debt securities of the series will be guaranteed and the terms of any such guarantee;

  •
  the maturity date or dates of the debt securities;

  •
  the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

  •
  the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

  •
  the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

  •
  whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

  •
  the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

  •
  the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

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  •
  if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

  •
  our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

  •
  the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default (as described below), if other than the full principal amount;

  •
  the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not U.S. dollars;

  •
  provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

  •
  any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable indenture;

  •
  any limitation on our ability to incur debt, redeem shares, sell our assets or other restrictions;

  •
  the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

  •
  whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

  •
  the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

  •
  whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

  •
  any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

  •
  the depository for global or certificated debt securities;

  •
  any special tax implications of the debt securities;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture, as amended or supplemented.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

        Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully-registered form without coupons.

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        Debt securities may be sold at a substantial discount below their stated principal amount or bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities.

Guarantees

        Debt securities may be guaranteed by certain of our domestic subsidiaries if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination

        The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior indebtedness.

        Unless otherwise specified in the applicable prospectus supplement, under the applicable indenture, "senior indebtedness" means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the applicable indenture, or thereafter incurred or created:

  •
  the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  •
  all of our capital lease obligations or attributable debt (as will be defined in the applicable indenture) in respect of sale and leaseback transactions;

  •
  all obligations representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors;

  •
  all of our obligations in respect of interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risk; and other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices;

  •
  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

  •
  all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

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        However, senior indebtedness does not include:

  •
  any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

  •
  any of our obligations to our subsidiaries or of a subsidiary guarantor to us or any other of our other subsidiaries;

  •
  any liability for federal, state, local or other taxes owed or owing by us or any subsidiary guarantor;

  •
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  •
  any obligations with respect to any capital stock;

  •
  any indebtedness incurred in violation of the applicable indenture, provided that indebtedness under our credit facilities will not cease to be senior indebtedness under this bullet point if the lenders of such indebtedness obtained an officer's certificate as of the date of incurrence of such indebtedness to the effect that such indebtedness was permitted to be incurred by the indenture; and

  •
  any of our indebtedness in respect of the subordinated debt securities.

        Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

        Unless otherwise noted in an accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any senior indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

        If any of the following events occurs, we will pay in full all senior indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

  •
  any dissolution or winding-up or liquidation or reorganization of B&G Foods, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

  •
  any general assignment by us for the benefit of creditors; or

  •
  any other marshaling of our assets or liabilities.

        In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the

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holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the applicable indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

        Unless otherwise indicated in an applicable prospectus supplement, the applicable indenture will not limit the issuance of additional senior indebtedness.

        Unless otherwise indicated in an applicable prospectus supplement, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

        Unless an accompanying prospectus supplement states otherwise, we may not (1) merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and (2) no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

  •
  we are the surviving corporation or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the applicable indenture;

  •
  immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

  •
  we or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (if other than us) would, on the date of such transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

  •
  be permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the applicable indenture; or

  •
  have a fixed charge coverage ratio that is equal to or greater than our fixed charge coverage ratio immediately prior to the consolidation, merger, sale, assignment, transfer, conveyance or other disposition; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

        Unless an accompanying prospectus supplement states otherwise, the following shall constitute "events of default" under the applicable indenture with respect to each series of debt securities:

  •
  we default for 30 consecutive days in the payment when due of interest on the debt securities;

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  •
  we default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the debt securities;

  •
  our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 60 days after we receive notice of such failure;

  •
  except as permitted by the applicable indenture, if debt securities are guaranteed, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee;

  •
  certain events of bankruptcy, insolvency or reorganization of B&G Foods; or

  •
  any other event of default provided with respect to securities of that series.

        Unless an accompanying prospectus supplement states otherwise, if an event of default with respect to any debt securities of any series outstanding under any indenture shall occur and be continuing, the trustee under such indenture or the holders of at least 25% (or at least 10%, in respect of a remedy (other than acceleration) for certain events of default relating to the payment of dividends) in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

        Any past default under an indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) certain events of default relating to the payment of dividends.

        The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

        The trustee, subject to its duties during default to act with the required standard of care, may require indemnification satisfactory to it by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

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        No holder of a debt security of any series may institute any action against us under any indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (1) the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture, (2) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (3) the trustee shall not have instituted such action within 60 days of such request and (4) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

        We will be required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

        We may discharge or defease our obligations under each indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

        We or, if applicable, any guarantor may discharge certain obligations to holders of any series of debt securities issued under any indenture which have not already been delivered to the trustee for cancellation by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we or, if applicable, any guarantor, have paid all other sums payable under the applicable indenture.

        If indicated in the applicable prospectus supplement, we, or, if applicable, the guarantors, may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series and all obligations with respect to guarantees in the case of guarantors (except in all cases as otherwise provided in the relevant indenture) ("legal defeasance") or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series ("covenant defeasance"), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee (1) if applicable, an officer's certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (2) an officer's certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

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        We may exercise our legal defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

        Under the applicable indenture, unless an accompanying prospectus supplement states otherwise, we and the applicable trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indenture will require the consent of each holder of debt securities that would be affected by any modification which would:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security or, except as provided in any prospectus supplement, alter or waive any of the provisions with respect to the redemption of the debt securities;

  •
  reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

  •
  waive a default or event of default in the payment of principal of or interest or premium, if any, on, the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  make any debt security payable in money other than that stated in the debt securities;

  •
  make any change in the provisions of the applicable indenture relating to waivers of past defaults or the rights of holders of the debt securities to receive payments of principal of, or interest or premium, if any, on, the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as otherwise provided in the applicable prospectus supplement);

  •
  except in connection with an offer by us to purchase all debt securities, (1) waive certain events of default relating to the payment of dividends or (2) amend certain covenants relating to the payment of dividends and the purchase or redemption of certain equity interests;

  •
  release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

  •
  make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the rights of any holder; or

  •
  make any change in the preceding amendment and waiver provisions.

        The indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indenture.

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Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the applicable record date.

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

        Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder's beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC's records.

        A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder's name if:

  •
  we deliver to the trustee notice from DTC that it is unwilling or unable to continue to act as depository or that it is no longer a clearing agency registered under the Securities Exchange Act of 1934, as amended (the Exchange Act) and, in either case, a successor depositary is not appointed by us within 120 days after the date of such notice from DTC;

  •
  we in our sole discretion determine that the debt securities (in whole but not in part) should be exchanged for definitive debt securities and deliver a written notice to such effect to the trustee; or

  •
  there has occurred and is continuing a default or event of default with respect to the debt securities.

        If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee's corporate office or at the offices of any paying agent or trustee appointed by us under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

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Governing Law

        Each indenture and applicable debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

        The trustee under each indenture will be set forth in any applicable prospectus supplement.

Conversion or Exchange Rights

        The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus.

General

        We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

        We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased, if not U.S. dollars;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency, if not U.S. dollars, in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreement and warrants may be modified;

  •
  federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the

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applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

        If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

        The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock.

        Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

        Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

        The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

  •
  to cure any ambiguity;

  •
  to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

  •
  to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or occurrence.

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        The applicable prospectus supplement may describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully-registered or global form.

        The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depository arrangements relating to such units.

PLAN OF DISTRIBUTION

        We may sell the securities described in this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters and, if required, any dealers or agents;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        We may distribute the securities from time to time in one or more transactions at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  varying prices determined at the time of sale related to such prevailing market prices; or

  •
  negotiated prices.

        Offerings of our equity securities pursuant to this prospectus may also be made into an existing trading market for such securities in transactions at other than a fixed price, either:

  •
  on or through the facilities of any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale; or

  •
  to or through a market maker otherwise than on such exchanges.

Such at-the-market offerings will be conducted by underwriters acting as our principal or agent, who may also be third-party sellers of securities as described above.

        Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement. If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

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        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

        We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        In addition, we may sell some or all of the securities covered by this prospectus through:

  •
  purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

  •
  block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

We will include in the applicable prospectus supplement the names of any dealers and the terms of the transaction.

        In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the Securities Act).

        We may provide agents and underwriters with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        In addition, we may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals

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for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

        Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

LEGAL MATTERS

        In connection with particular offerings of our securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements and schedule of B&G Foods, Inc. and subsidiaries as of January 2, 2016 and January 3, 2015, and for the years ended January 2, 2016, January 3, 2015 and December 28, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of January 2, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report dated March 2, 2016, on the effectiveness of B&G Foods, Inc.'s internal control over financial reporting as of January 2, 2016, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of B&G Foods, Inc.'s internal control over financial reporting as of January 2, 2016, Green Giant's internal control over financial reporting representing 33.0% of total assets and 11.0% of net sales included in the consolidated financial statements of B&G Foods, Inc. and

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subsidiaries as of and for the fiscal year ended January 2, 2016. KPMG's audit of internal control over financial reporting of B&G Foods, Inc. also excluded an evaluation of the internal control over financial reporting of the Green Giant business.

        The statements of net assets to be sold of the General Mills Green Giant business as May 1, 2015 and May 25, 2014 and the related statements of revenue and direct operating expenses for the fiscal years ended May 31, 2015, May 25, 2014 and May 26, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLC, independent auditors, incorporated by reference herein, and upon the authority of said experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy statements and information statements and other information with the Securities and Exchange Commission.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit.

        You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. B&G Foods' SEC filings are also available to the public, free of charge, from our website at www.bgfoods.com.

        We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). Please direct any requests for copies to:

B&G Foods, Inc.
Four Gatehall Drive
Parsippany, NJ 07054
Attention: Corporate Secretary
Telephone: 973.401.6500
Fax: 973.630.6550

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the information contained in the following documents

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(other than any portions of the respective filings that were furnished under applicable SEC rules rather than filed):

  •
  our annual report on Form 10-K for the fiscal year ended January 2, 2016 filed on March 2, 2016;

  •
  our quarterly reports on Form 10-Q for the quarter ended April 2, 2016 filed on May 5, 2016 and the quarter ended July 2, 2016 filed on August 4, 2016;

  •
  our current reports on Form 8-K filed on November 6, 2015 (as amended by Amendment No. 1 to such Form 8-K, filed on January 19, 2016), March 11, 2016, May 27, 2016 and each current report on Form 8-K filed on March 15, 2016; and

  •
  the description of our common stock contained in our registration statement on Form 8-A (Registration No. 001-32316) filed on May 16, 2007, as amended by Item 5.03 of our Current Report on Form 8-K filed on August 13, 2010, and including any future amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference all other reports that we will file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that will be furnished under applicable SEC rules rather than filed) after the date of this prospectus and prior to the completion of the offering of any securities covered by this prospectus. The information that we file with the SEC after the date of this prospectus and prior to the completion of the offering of any securities covered by this prospectus will update and supersede the information contained in this prospectus and incorporated filings. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

        You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

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